Exhibit 5.1

11 S. Meridian Street
Indianapolis, IN 46204-3535
317-236-1313
317-231-7433 (Fax)
www.btlaw.com

December 3, 2020

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, Indiana 46140

Ladies and Gentlemen:

We have acted as special counsel to Elanco Animal Health Incorporated, an Indiana corporation (the “Company”), in connection with the prospectus supplement dated November 30, 2020, (the “Prospectus Supplement”) to the base prospectus dated January 21, 2020, each as filed by the Company with the Commission pursuant to Rule 424(b) under the Act relating to the secondary, underwritten public offering by Bayer World Investments B.V. (the “Selling Shareholder”) of up to 62,675,000 shares (the “Secondary Shares”) of the Company’s common stock, no par value (the “Common Stock”), including shares of Common Stock that may be sold pursuant to an option to purchase additional shares held by the Selling Shareholder, pursuant to the Company’s registration statement on Form S-3 (No. 333-235991), together with all amendments and all exhibits thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2020 under the Securities Act of 1933, as amended (the “Act”).

As special Indiana counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation (a) the amended and restated articles of incorporation of the Company; (b) the amended and restated bylaws of the Company; (c) certain resolutions adopted by the board of directors of the Company; and (e) the Underwriting Agreement (the “Underwriting Agreement”), dated as of November 30, 2020 among the Company and BofA Securities, Inc., Goldman Sachs & Co. LLC, and Credit Suisse Securities (USA) LLC as underwriters.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. We have also assumed, without investigation, the accuracy of all representations of the Selling Shareholder set forth in the Underwriting Agreement. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Elanco Animal Health Incorporated

December 3, 2020

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Indiana Business Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Barnes and Thornburg